Exhibit 99.1

TC GLOBAL, INC. (TULLY’S) ANNOUNCES FIRST QUARTER 2010 FINANCIAL RESULTS

Seattle, Wash., (August 12, 2009) – TC Global, Inc., dba Tully’s Coffee (Tully’s), a leading specialty coffee retailer, today reported a 66.9% improvement in net loss from continuing operations or $867,000 for the thirteen week period ended June 28, 2009 (“First Quarter 2010”) as compared to a net loss from continuing operations of $2,620,000 for the comparable period ended June 29, 2008 (“First Quarter 2009”).

During First Quarter 2010 Tully’s opened 4 new retail outlets, including and additional outlet in Singapore through a joint venture partnership in Asia, Tully’s Coffee Asia Pacific, LP. At June 28, 2009, there were 170 U.S. Tully’s stores (79 company-operated and 91 franchised) compared to 156 U.S. stores a year earlier.

On March 27, 2009, we completed the sale of the assets associated with Tully’s business names, trademarks, and wholesale business to Green Mountain Coffee Roasters, Inc., for a total purchase price of $40.3 million for the assets it acquired. With the completed sale the company paid off all outstanding debt and made a $5,988,000 distribution to its shareholders on May 20, 2009.

“Our team has been working hard to improve our retail operations. We’re pleased with our first quarter results and expect to keep moving in the right direction,” said chief executive officer Carl W. Pennington.

Additional information about Tully’s First Quarter 2010 results is contained in its Quarterly Report on Form 10-Q that was filed with the U.S. Securities and Exchange Commission today.

About Tully’s Coffee Corporation

TC Global, Inc., dba Tully’s Coffee, is a leading specialty coffee retailer and wholesaler. Through company owned, licensed and franchised specialty retail stores in Washington, Oregon, California, Arizona, Idaho, Montana, Colorado, Wyoming and Utah, throughout Asia with Tully’s Coffee International, and with its global alliance partner Tully’s Coffee Japan, Tully’s premium coffees are available at 535 branded retail locations globally. TC Global also has the rights to distribute Tully’s coffee through all wholesale channels internationally, outside of North America, the Caribbean and Japan. TC Global’s corporate headquarters is located at 3100 Airport Way S. in Seattle, WA. For more information: (800) MY-TULLY or www.tullyscoffeeshops.com.

Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations and such variations could be material and adverse. Factors that could result in such variations include, but are not limited to, the inherent unreliability of earnings and revenue growth predictions due to numerous factors, including many beyond the Company’s control; potential difficulties, delays and unanticipated expenses inherent in the development and marketing of new products and services; competitive factors; and the numerous risks and potential additional costs, disruptions and delays associated with the establishment of new business initiatives. Additional information concerning these and other factors that could cause actual results to differ materially from the Company’s current expectations is contained in Tully’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 2009 and Tully’s Annual Report on Form 10-K for the fiscal year ended March 29, 2009.

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Media contact:

Amina Suchoski

(206) 343-1543

asuchoski@feareygroup.com